Exhibit 99.1

MiMedx Names Peter M. Carlson as Chief Financial Officer

Marietta, GA., March 19, 2020 – MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that Peter M. Carlson, Executive Vice President of Finance, has been named as the Company’s Chief Financial Officer, effective immediately.

Mr. Carlson joined MiMedx in mid-December 2019 as a member of its executive leadership team, and has provided essential financial counsel. He brings more than 30 years of financial expertise having held numerous positions as a Fortune 50 principal accounting officer and Big Five audit partner, as well as a senior corporate finance executive.

Timothy R. Wright, MiMedx Chief Executive Officer, commented, “I am extremely pleased to have Pete Carlson on board and appointed as our Chief Financial Officer. We are putting the right people in place to position the Company for the future. Pete’s range of expertise in financial oversight, demonstrated leadership capabilities and strategic intuition make him an important voice for our employees, partners and shareholders, as well as a valuable asset to the Company’s executive team.”

Mr. Carlson commented, “I am excited to work alongside the team during this important phase for the Company. MiMedx has taken significant steps forward during the past months, and the progress toward our 2019 audited financials is well underway. Our goal is to become current in our financial reporting in the first half of the year, effecting a standard practice of timely financial reporting and regular communication with our shareholders. Transparency and timeliness are foundations for building trust among the communities we serve, and will enable MiMedx to continue making a difference in the lives of patients and their families – delivering advanced technologies and elevating the standard of care.”

Mr. Carlson served as Chief Operating Officer at Brighthouse Financial, Inc., where he helped establish the $200 billion (assets) U.S. life and annuity insurance company as a separate entity following its August 2017 spin-off from MetLife, Inc. He was the Chief Accounting Officer at MetLife, Inc. for eight years where his global responsibilities included accounting, financial planning, tax, and investment finance. Prior to joining MetLife in 2009, Carlson was the Corporate Controller at Wachovia Corporation. He currently serves as a director of White Mountains Insurance Company (NYSE: WTM). Mr. Carlson holds a Bachelor of Science from Wake Forest University and is a trustee of the university. He is licensed as a certified public accountant in North Carolina and New York.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.8 million allografts to date. For additional information, please visit www.mimedx.com.

Contact:

Hilary Dixon
Investor Relations & Corporate Communications
770.651.9066
investorrelations@mimedx.com